UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2025
WILLSCOT HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008

(Address, including zip code, of principal executive offices)

(480) 894-6311
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	WSC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of         1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement
On March 26, 2025, Williams Scotsman, Inc., a Maryland corporation (“WSI”) and indirect subsidiary of WillScot Holdings Corporation, a Delaware corporation (the “Company”), and certain of the Company’s direct and indirect subsidiaries (the “Guarantors”) entered into an Indenture (the “Indenture”) among WSI, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), governing the terms of $500 million aggregate principal amount of WSI’s 6.625% Senior Secured Notes due 2030 (the “Notes”).
In connection with the offering of the Notes, we issued a notice of full conditional redemption providing for the redemption (the “Redemption”) of all of WSI’s outstanding 6.125% senior secured notes due 2025 (the “2025 Notes”) at a redemption price equal to 100.00% of the principal amount of the 2025 Notes outstanding, totaling $526.5 million, plus accrued and unpaid interest to, but excluding, the redemption date (the “Redemption Price”). Redemption in full of the 2025 Notes is conditioned on the receipt by WSI of proceeds from a completed debt financing in an amount, together with cash on hand, sufficient to fund the aggregate Redemption Price.
WSI intends to use the net proceeds of the offering, together with approximately $33.0 million of anticipated additional borrowings under the existing asset-based revolving credit facility, to finance the Redemption, and to pay related fees and expenses. The Redemption is expected to occur on March 27, 2025.
Interest and Maturity
The Notes will mature on April 15, 2030, and interest is payable on the Notes semiannually in cash in arrears on each April 15 and October 15 prior thereto. The first interest payment date for the Notes will be October 15, 2025. The Notes are fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Guarantors.
Guarantees and Security
Prior to a Collateral Fall-Away Event (as defined below), the Notes are unconditionally guaranteed on a senior secured basis by the Guarantors. The Company is not a guarantor of the Notes. WSI and the Guarantors are borrowers or guarantors under a senior secured asset-based revolving credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Facility”) by and among WSI, the Guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the other lenders named therein. To the extent the lenders under the ABL Facility release any Guarantor’s guarantee of the obligations in respect of the ABL Facility, such Guarantor will also be released from its guarantee obligations in respect of the Notes. Prior to a Collateral Fall-Away Event, the Notes and the guarantees of the Notes by the Guarantors are secured by a second-priority security interest in substantially all of the assets of WSI and the Guarantors (subject to customary exclusions) (the “Collateral”). Upon the occurrence of a Collateral Fall-Away Event, the Notes will become unsecured.
Subject to the conditions provided in the Indenture, if on any date (i) there is no default under the Indenture, (ii) there are no Liens outstanding on the Collateral except for (a) Permitted Liens (as defined in the Indenture) securing Second Lien Obligations (as defined in the Indenture) or Junior Lien Obligations (as defined in the Indenture), taken as a whole, not exceeding an aggregate principal amount of $100.0 million and (b) liens securing First Lien Obligations (as defined in the Indenture), all Collateral securing the Notes shall be released, and (iii) WSI has delivered an officer’s certificate and opinion of counsel to the Trustee and collateral agent (the occurrence of such events, a “Collateral Fall-Away Event”). Subject to the conditions provided in the Indenture, all Collateral securing the Notes shall be released in the event that WSI redeems its 6.125% Senior Secured Notes due 2025 and 4.625% Senior Secured Notes due 2028 and only has Second Lien Obligations or Junior Lien Obligations outstanding that include analogous collateral fall-away provisions, which include WSI’s 6.625% Senior Secured Notes due 2029 and 7.375% Senior Secured Notes due 2031.
Optional Redemption
At any time prior to April 15, 2027, WSI may redeem up to 40% of the aggregate principal amount of the outstanding Notes with an amount equal to proceeds from any equity offering at a redemption price equal to 106.625% plus accrued and unpaid interest, if any, to but not including the redemption date.
In addition, at any time prior to April 15, 2027, WSI may redeem up to 10% of the aggregate principal amount of the outstanding Notes during each 12-month period commencing with the issue date at a redemption price in cash equal to 103% of their outstanding principal amount, plus accrued and unpaid interest, if any, to but not including the redemption date. At any time prior to April 15, 2027, WSI may redeem all or part of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest.
On and after April 15, 2027, WSI may redeem the Notes, in whole or in part, at the redemption prices expressed as percentages of the principal amount of the Notes to be redeemed set forth below plus accrued and unpaid interest, if any, to but not including the applicable redemption date, subject to the holders’ right to receive interest due on an interest payment date falling on or prior to the redemption date, if redeemed during the twelve-month period beginning on April 15 of each of the years set forth below.

Year	Redemption Price
2027	103.313%
2028	101.656%
2029 and thereafter	100.000%
Change of Control
Upon the occurrence of a Change of Control (as defined in the Indenture), WSI will be required to make an offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s Notes at a price in cash equal to 101% of the principal amount of the Notes tendered, plus any accrued and unpaid interest to the date of purchase.
Certain Covenants
The Indenture restricts WSI’s ability and the ability of certain of its subsidiaries to: (i) incur or guarantee additional debt or issue certain types of equity interests; (ii) pay dividends on or make other distributions in respect of its or their capital stock; (iii) purchase or redeem capital stock or subordinated debt; (iv) make certain investments; (v) incur liens or use assets as security; (vi) enter into agreements that restrict dividends, loans or transfers of assets from a Restricted Subsidiaries (as defined in the Indenture) to WSI or any Restricted Subsidiary; (vii) transfer or sell assets, including capital stock of subsidiaries; (viii) enter into transactions with affiliates; (ix) consolidate, merge or transfer all or substantially all of its or their assets; (x) enter into any sale and leaseback transactions; and (xi) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. At any time when the Notes are rated investment grade by at least two of Moody’s Investors Service, Inc., Fitch Ratings, Inc., or Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., many of these covenants will terminate.
Events of Default
The Indenture provides that each of the following is an Event of Default:
•default in the payment when due of the principal of, or premium, if any, on any Note;
•default for 30 days in the payment when due of interest on the Notes;
•failure by WSI to comply with its obligations to offer to purchase or purchase notes when required pursuant to the change of control or asset sale provisions of the Indenture or its failure to comply with the covenant relating to merger, consolidation or sale of assets;
•any Note Guarantee (as defined in the Indenture) of any Significant Subsidiary (as defined in the Indenture) (or any group of Restricted Subsidiaries (as defined in the Indenture) that, taken together, would constitute a Significant Subsidiary) is held to be unenforceable or invalid in a judicial proceeding or is denied or disaffirmed by any person acting on behalf of any Guarantor;
•failure by WSI for 120 days after notice to comply with its reporting obligations under the Indenture;
•failure by WSI for 60 days after notice to comply with any of the other covenants or agreements in the Indenture;
•payment defaults with respect to other indebtedness of WSI and any of its Restricted Subsidiaries and certain accelerations with respect to other indebtedness of WSI and its Restricted Subsidiaries in the aggregate principal amount of $200.0 million or more;
•failure by WSI or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay certain final judgments aggregating in excess of $200.0 million, which are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 60 consecutive days;
•certain events of bankruptcy or insolvency with respect to WSI or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); and
•unless all of the Collateral has been released in accordance with the provisions of the Security Documents (as defined in the Indenture), default, repudiation or disaffirmation by WSI or any Restricted Subsidiary of any of their obligations under the Security Documents that results in Collateral having an aggregate Fair Market Value in excess of $120.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent or a judicial determination that the Security Documents are unenforceable or invalid against WSI or any Restricted Subsidiary with respect to Collateral having a Fair Market Value of $120.0 million or more; which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived within 60 days after WSI receives written notice thereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information included, or incorporated by reference, in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Exhibit Description
4.1	Indenture, dated as of March 26, 2025, by and among WSI, the Guarantors and Deutsche Bank Trust Company Americas, as trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Holdings Corporation

Dated: March 26, 2025	By:	/s/ Hezron Timothy Lopez
Name: Hezron Timothy Lopez
Title: Executive Vice President, Chief Legal & Compliance Officer & ESG